Exhibit 12.1

PSFNetwork MasterSeries LLC

62 South 3rd St

Brooklyn, NY 11249

September 24, 2026

To PSFNetwork Holding LLC, the Managing Member of PSFNetwork MasterSeries LLC:

We are acting as counsel to PSFNetwork MasterSeries LLC, a Delaware series limited liability company (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of membership interest (the “Series Interests”) in each of the applicable series of the Company (each, a “Series”) as set forth on Schedule 1 hereto (each, an “Offering”).

In connection with the opinion contained herein, we have examined the offering statement, the certificate of formation of the Company, its Limited Liability Company Agreement, and the Series Designation of each such Series, as amended through the date hereof, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Series Interests of each Series being sold pursuant to the offering statement have been authorized by all necessary series limited liability company actions of the Company and, when issued in the manner described in the offering statement, will be validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP

Schedule 1

Series Name	Series Interests Offered
Series 206 S Park St	2,080
Series 20 Laver Circle	1,552
Series 4612 Forest Hills Dr	1,414
Series 643 Kent St	2,385
Series 715 Maple St	1,158
Series 2515 W 6th St	810
Series 212 S Park St	2,080